Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: July 28, 2016	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2016 THIRD QUARTER

•	GAAP EARNINGS INCREASE TO $0.73 PER SHARE

•	REVENUES INCREASE 4.7% TO $382.1 MILLION

•	NON-GAAP ADJUSTED EARNINGS INCREASE 10.2% TO $0.97 PER SHARE

•	INTEGRATIONS OF SGK AND AURORA REMAIN ON TRACK

PITTSBURGH, PA, JULY 28, 2016 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and nine months ended June 30, 2016.

Net income attributable to the Company for the quarter ended June 30, 2016 was $23.9 million, or $0.73 per share, compared to $23.1 million, or $0.70 per share, for the third fiscal quarter last year. On a non-GAAP adjusted basis, earnings for the fiscal 2016 third quarter were $0.97 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.88 per share a year ago, representing an increase of 10.2%. The increase primarily reflected the impact of the acquisition of Aurora Casket Company (“Aurora”), the realization of acquisition integration synergies and the benefits of lower commodity costs.

The Company’s consolidated sales for the quarter ended June 30, 2016 were $382.1 million, compared to $364.8 million a year ago, representing an increase of $17.3 million, or 4.7%. Higher sales for the current period resulted principally from the acquisition of Aurora and an increase in sales in international markets for the SGK Brand Solutions segment.

Non-GAAP adjustments for the current quarter included costs in connection with the integrations of Aurora and Schawk, Inc. (“SGK”). Non-GAAP adjustments also reflected an increase in intangible amortization expense as a result of the Aurora acquisition. Non-GAAP adjustments a year ago primarily included acquisition-related costs and the favorable impact of the settlement of a pension plan installment payment obligation.

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Net income attributable to the Company for the nine months ended June 30, 2016 was $42.9 million, or $1.30 per share. Net income attributable to the Company for the comparable year-to-date period last year was $46.5 million, or $1.40 per share. On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2016 were $2.31 per share, compared to $2.10 a year ago, representing an increase of 10.0%. The increase in earnings per share on a non-GAAP adjusted basis primarily reflected the impact of the acquisition of Aurora, higher cemetery memorial sales volume, the realization of acquisition integration synergies and lower commodity costs.

The Company’s consolidated sales for the nine months ended June 30, 2016 were $1.10 billion, compared to $1.06 billion a year ago, representing an increase of $45.7 million. Higher sales for the current period resulted primarily from the acquisition of Aurora, sales growth in the U.K. and Asia Pacific markets for the SGK Brand Solutions segment and an increase in cemetery memorial sales volume. Changes in foreign currency exchange rates had an unfavorable impact of $21.6 million on the Company’s current year-to-date consolidated sales compared to a year ago.

Non-GAAP adjustments for the current year-to-date period included costs in connection with the integrations of the SGK and Aurora acquisitions. Non-GAAP adjustments for the current period also reflected an increase in intangible amortization expense as a result of the Aurora acquisition. Non-GAAP adjustments a year ago primarily included SGK integration costs, including the write-off of certain intangible assets, the favorable impact of the settlement of a pension plan installment payment obligation, charges in connection with the Company’s cost reduction initiatives and a net gain on a litigation settlement in the Memorialization segment.

Sales for the Memorialization segment for the fiscal 2016 third quarter were $152.8 million, compared to $125.6 million for the same quarter a year ago, representing an increase of $27.2 million. The increase resulted primarily from the acquisition of Aurora.

The SGK Brand Solutions segment reported sales of $199.6 million for the quarter ended June 30, 2016, compared to $205.1 million a year ago. The segment reported sales growth in its international markets (Europe, U.K. and Asia) and increased merchandising project sales in the U.S. The segment’s sales in North America were lower primarily due to slower brand market conditions. Changes in foreign currency exchange rates had an unfavorable impact of $2.1 million on the segment’s current quarter sales compared to a year ago.

The Industrial Technologies segment reported sales of $29.6 million for the quarter ended June 30, 2016, compared to $34.1 million for the same quarter last year. The decline primarily resulted from lower sales of fulfillment systems compared to a very strong quarter for these products a year ago, generally reflecting slower economic conditions in North America.

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In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We were pleased with our results for the fiscal 2016 third quarter. Our good performance was largely driven by strong acquisition synergy achievement, effective cost controls and lower commodity costs in our Memorialization business. As we have been reporting recently, each of our segments has been facing some challenging market conditions, both economic and demographic [death rates]. However, we have still been able to generate earnings performance nicely ahead of last year.

“During the recent quarter, European sales for the SGK Brand Solutions segment were higher as brand market conditions improved. In addition, our U.S. merchandising business and our U.K. and Asian operations remained solid. The North American brand market continued to be slow, which we believe is partly attributable to customers assessing the future impact of the recently enacted Food Label Modernization Act.

“The acquisition of Aurora was the main factor in the sales and operating profit increases for our Memorialization segment during the quarter. In addition, the segment’s operating profit improvement also reflected the benefits from prior productivity initiatives, current cost control efforts and lower commodity costs.

Mr. Bartolacci further stated: “I am very encouraged by the progress of our acquisition integration teams and their achievements in improving our Company’s consolidated cost structure. Their success has enabled Matthews to generate earnings growth despite challenging market conditions. Thanks to these outstanding efforts, I have a high degree of confidence that, as the markets improve, we are well positioned for future growth with a stronger operating system and more efficient cost structure.”

* * * * *

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have more than 10,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

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Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

* * * * *

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Sales	$382,061	$364,752	$1,103,469	$1,057,730
Cost of sales	(236,764)	(229,316)	(693,845)	(669,929)
Gross profit	145,297	135,436	409,624	387,801
Selling and administrative expenses	(104,627)	(108,031)	(330,481)	(315,536)
Operating profit	40,670	27,405	79,143	72,265
Other income (deductions), net	(5,273)	5,054	(17,292)	(7,665)
Income before income taxes	35,397	32,459	61,851	64,600
Income taxes	(11,605)	(9,245)	(19,290)	(18,314)
Net Income	23,792	23,214	42,561	46,286
Non-Controlling Interests	123	(74)	325	189
Net Income attributable to Matthews	$23,915	$23,140	$42,886	$46,475
Earnings per Share - Diluted	$0.73	$0.70	$1.30	$1.40
Earnings per Share - non-GAAP (1)	$0.97	$0.88	$2.31	$2.10

(1)	See the reconciliation of non-GAAP financial information provided in the table below

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The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis. These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Earnings per share, as reported	$0.73	$0.70	$1.30	$1.40
Acquisition-related items	0.10	0.27	0.57	0.57
Intangible asset write-offs	—	—	—	0.10
Strategic initiatives and other charges	(0.01)	0.02	(0.01)	0.08
Litigation matter	—	—	—	(0.18)
Pension settlement	—	(0.24)	—	(0.24)
Pension and postretirement expense (1)	0.04	0.03	0.13	0.09
Intangible amortization expense	0.11	0.10	0.32	0.28
Earnings per share, as adjusted	$0.97	$0.88	$2.31	$2.10

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

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RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited) (In thousands)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Matthews	$23,915	$23,140	$42,886	$46,475
Interest expense	6,257	4,849	18,146	15,116
Income taxes	11,605	9,245	19,290	18,314
Depreciation and amortization	17,120	15,183	49,278	47,071
EBITDA	58,897	52,417	129,600	126,976
Acquisition-related items	3,930	13,277	26,687	27,947
Strategic initiatives and other charges	(589)	1,058	(391)	3,827
Intangible asset write-offs				4,842
Pension settlement		(11,522)		(11,522)
Litigation matter				(8,996)
Stock-based compensation	2,673	2,274	7,940	6,838
Pension and postretirement expense (1)	2,076	1,460	6,228	4,380
Adjusted EBITDA	$66,987	$58,964	$170,064	$154,292

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.